Exhibit 10(s)
Luby's, Inc.

2211 Northeast Loop 410
San Antonio, Texas 78217-4673
210/654-9000
Mailing Address:
P. O. Box 33069
San Antonio, Texas 78265-3069

July 25, 2000

Mr. Barry J.C. Parker
President and Chief Executive Officer
Luby's, Inc.
P. O. Box 33069
San Antonio, Texas 78265-3069

Dear Mr. Parker:

     Upon your acceptance, this letter will confirm our agreement to amend the employment agreement entered into between Luby's, Inc. (the "Company") and you dated September 15, 1997, as amended by letter agreements dated January 8, 1999, and October 15, 1999 (the "Agreement").

     The Agreement is hereby amended in the following respects:

     (a) The Term referred to in Section 1 of the Agreement is extended for one year beginning October 1, 2000, and ending September 30, 2001.

     (b) Your base salary during the one-year extension of the Term will be $405,000 ($33,750 per month).

     (c) If you terminate your employment during the Term, as extended, for "good reason" (as defined in the Agreement), you will be entitled to continue to receive all of your compensation and benefits under the Agreement until September 30, 2001, or the expiration of one year from the date your employment is so terminated, whichever is later.

     (d) If, during the Term, as extended, your employment is terminated by the Company without "cause" (as defined in the Agreement), you will be entitled to continue to receive all your compensation and benefits under the Agreement until September 30, 2001, or the expiration of one year from the date your employment Is so terminated, whichever is later.

     The Agreement, as amended by the foregoing, shall continue in force and effect according to its terms.

                                        Sincerely,

                                        LUBY'S, INC.

                                        By:  DAVID B. DAVISS
                                        ________________________
                                        David B. Daviss, Chairman of the Board

Accepted and agreed to:

BARRY J.C. PARKER
________________________
Barry J.C. Parker

                                                                  Exhibit 10(z)

                                 LUBY'S INC.
                  INCENTIVE BONUS PLAN FOR FISCAL YEAR 2001


  1. Purpose. The Incentive Bonus Plan for Fiscal 2001 (the "Plan") of Luby's, Inc. (the "Company") is intended (i) to provide additional incentives for Participants to improve their job performance (ii) to drive the achievement of performance objectives that are aligned with the Company's strategic plan, and (iii) to retain and attract highly talented executives.

  2.  Participants.  Participants include the following officers of the
      Company: the Chief Executive Officer, Senior Vice Presidents, Area Vice Presidents, Vice Presidents, Departmental Directors, Assistant Vice Presidents, and Assistant Secretaries.

  3. Eligibility. An employee must be a Participant in the Plan for a minimum of three months during the Plan Year to be eligible for an award for that plan year.

  4. Target Award Percentages. Award Levels are set for each Participant in the organization based on level of responsibility.

  5. Cash Bonus Pool. The Company shall establish a Cash Bonus Pool based upon the sum of target award percentages multiplied by each Participant's salary. The target award percentages are set for each level by the Compensation Committee.

  6. Performance Goals. Based upon the recommendations of the Compensation Committee of the Board of Directors, the Board of Directors will consider and may approve certain threshold earnings goals for the Company for fiscal 2001. The amount of the pool will be determined based on Earnings Per Share versus established goals, according to the schedule for 2001 to be recommended by the Compensation Committee.

  7. Job Performance Evaluations. At the end of each fiscal year, the management of the Company shall review the job performance of each Participant during the fiscal year and shall evaluate his or her performance based upon the achievement of written objectives established for the year. In addition, each Participant will be evaluated on the basis of general job performance criteria.

  8. Cash Bonuses. Upon completion of the Job Performance Evaluations of all Participants at the end of the fiscal year, the management of the Company shall allocate the approved Cash Bonus Pool among the Participants based upon the evaluations. The Company's evaluation of each Participant's performance and the Company's determination of the amount to be awarded to each Participant out of the Cash Bonus Pool shall be final and conclusive and shall be binding upon all Participants in the Plan. The amount awarded to each Participant out of the Cash Bonus Pool shall be in addition to his or her base salary and other benefits.

  9. Adjustments for Extraordinary Items. The Compensation Committee of the Board shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of:
      (i) extraordinary or nonrecurring items, (ii) changes in tax or other laws, (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, nonrecurring gain or loss that is separately identified and quantified in the Company's financial statements.

 10. Withholding Tax. The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

 11. Interpretation of the Plan. Any disagreement or dispute with respect to the interpretation or application of the Plan shall be resolved by the Executive Committee of the Board of Directors of the Company. The decision of the Executive Committee with respect to any such matter shall be final and conclusive and shall be binding upon all participants in the Plan.

 12. Amendment and Discontinuance of the Plan. The Plan may be discontinued or amended by the Board of Directors of the Company at any time. No participant shall be entitled to receive a bonus under the Plan until such time as the bonus has been awarded by the Compensation Committee in accordance with the Plan.

 13. No Right to Continued Employment or Awards. No employee shall have any claim or right to be made an award, and the making of an award shall not be construed as giving a participant the right to be retained in the employ of the Company. Further, the Company expressly reserves the right at any time to terminate the employment of any Participant free from any liability under the Plan.